NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
DISTRIBUTION AND SERVICES AGREEMENT

SCHEDULE A

PORTFOLIO
Absolute Return Multi-Manager Portfolio
Guardian Portfolio
International Equity Portfolio
International Large Cap Portfolio
Mid Cap Intrinsic Value Portfolio
Mid-Cap Growth Portfolio
Real Estate Portfolio
Small Cap Growth Portfolio
Socially Responsive Portfolio

DATED: May 1, 2014